EX-99.2

STOCK PURCHASE AGREEMENT

This Agreement (the “Agreement”) is made and is effective as of the 17th day of November, 2010, by and between MacKay Shields, LLC, a Delaware limited liability company, as investment adviser for certain clients (the “Seller”), and Convenient Gourmet Group, LP, a Delaware limited partnership (the “Buyer”).

W I T N E S S E T H:

WHEREAS, Seller is the investment adviser for clients (the “Seller Clients”) who are the beneficial owners of 11,436,057 shares (the “Shares”) of Common Stock of Dinewise, Inc., a Nevada corporation (“Dinewise”);

WHEREAS, Buyer desires to purchase from the Seller Clients and Seller desires to sell to Buyer on behalf of the Seller Clients, the Shares upon the terms and conditions hereinafter set forth; and

WHEREAS, simultaneously with the execution of this Agreement, the Buyer, the Seller and Bingham McCutchen LLP, as escrow agent (the “Escrow Agent”), are entering into a letter agreement (the “Escrow Agreement”) relating to the escrow of the Shares and the Purchase Price (as defined below) contemplated by Sections 3.2-3.4.

NOW THEREFORE, in consideration of the mutual covenants and promises herein contained and upon the terms and conditions hereinafter set forth, the parties hereto, intending to be legally bound, agree as follows:

1.

PURCHASE AND SALE OF THE SHARES.

Purchase and Sale.  Upon the terms and conditions herein contained, at the Closing (as hereinafter defined), Seller agrees to cause the Seller Clients to sell the Shares to Buyer and Buyer agrees to purchase the Shares from the Seller Clients, free and clear of all liens, claims, pledges, mortgages, restrictions, obligations, security interests and encumbrances of any kind, nature and description.

2.

CONSIDERATION.

Purchase Price.  The purchase price for the Shares (the “Purchase Price”) shall be $0.01 per share or a total of $114,360.57 (the “Purchase Price”), which shall be paid in cash at Closing (as hereinafter defined).

3.

CLOSING.

3.1

Time and Place of Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Kaye Cooper Fiore Kay & Rosenberg, LLP, 30A Vreeland Road, Suite 230, Florham Park, New Jersey 07932, or such other place as the parties may agree, on the fifth business day following the date hereof or such shorter period as may be agreed to by the Seller and the Buyer (hereinafter the “Closing Date”).

3.2

Delivery by Seller.  Promptly following the execution of this Agreement, Seller shall deliver to the Escrow Agent, certificates representing the Shares and executed stock power(s) with Medallion Guarantee (collectively, the “Seller Deliverables”).

3.3

Delivery by Buyer.  On or before the Closing, Buyer shall deliver to the Escrow Agent the Purchase Price by wire transfer of immediately transferrable funds.

3.4

Release from Escrow.  At Closing, upon satisfaction of the conditions set forth in the Escrow Agreement, the Escrow Agent shall release the Seller Deliverables and the Purchase Price in accordance with the terms of the Escrow Agreement.

4.

REPRESENTATIONS AND WARRANTIES OF SELLER.  Seller hereby represents and warrants to Buyer as follows:

4.1

Organization.  Seller is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such  properties are owned or leased or such business is currently conducted or proposed to be conducted.

4.2

Authorization of Agreement.  Seller has full power and authority to execute and deliver this Agreement, and to perform its obligations under this Agreement in accordance with the provisions hereof.  Seller has discretionary authority to bind the Seller Clients to the obligations under this Agreement in accordance with the provisions of this Agreement.  This Agreement has been duly and validly executed and delivered by Seller and (assuming the due authorization, execution and delivery by Buyer hereto) this Agreement constitutes legal, valid and binding obligations of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that certain provisions may be limited by public policy.

4.3

No Conflicts. The execution, delivery and performance by Seller of this Agreement does not and will not (a) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Seller is a party or by which it is bound, (b) violate any judgment, decree, order, statute, rule or regulation applicable to Seller or the Shares, or (c) require Seller to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

4.4

No Litigation.  Seller is not now involved in nor, to the knowledge of Seller, is Seller threatened to be involved in any litigation or legal or other proceedings related to or affecting the Shares or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

4.5

Title to and Transfer of the Shares.  The Seller Clients are the sole beneficial owners of the Shares and own the Shares, free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims, and upon consummation of the purchase contemplated herein, the Buyer will acquire good and valid title to the Shares, free and clear of all mortgages, pledges, restrictions, liens, charges, encumbrances, security interests, obligations or other claims other than any such liens, claims or encumbrances created by the Buyer and other than any transfer restrictions imposed by U.S. federal or state securities laws.

4.6

Familiarity with Dinewise and Access to Documents.  The Seller is fully familiar with the financial condition and prospects of Dinewise, and the Seller acknowledges and agrees that the Seller has been furnished with any materials relating to Dinewise, its business and financial condition which the Seller has requested, and the Seller has been afforded the opportunity to ask questions and receive answers concerning Dinewise, its business and financial condition, and its prospects, which questions have been answered to the Seller’s satisfaction.  The Seller acknowledges that it is voluntarily transferring the Shares to the Buyer and that the consideration therefor as reflected herein is fair.  The Seller further represents that in negotiating for and in arriving at the amount of consideration to be paid for the Shares, the Seller has recognized the possibility that at any time after the date hereof, the business and financial position of Dinewise may substantially improve, which would be to the added or further benefit of Dinewise and its shareholders and that in such event, the Seller understands that it has no claim for any increased value with respect to the Shares.

4.7

No Broker.  Seller has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission, brokerage or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

5.

REPRESENTATIONS, WARRANTIES AND ACKNOWLEDGEMENTS OF BUYER.  Buyer hereby represents, warrants and acknowledges to Seller as follows:

5.1

Authorization of Agreement.  Buyer has all requisite power, authority and legal capacity to execute and deliver this Agreement, and to consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery by Seller hereto) this Agreement constitutes legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

5.2

No Conflicts.  The execution, delivery and performance by Buyer of this Agreement does not (a) constitute a violation of, or conflict with or result in any breach of, acceleration of any obligation under, right of termination under, or default under, any agreement or instrument to which Buyer is a party or by which Buyer is bound, (b) violate any judgment, decree, order, statute, rule or regulation applicable to Buyer, or (c) require Buyer to obtain any approval, consent or waiver of, or to make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made.

5.3

Investment Purposes.  Buyer is acquiring the Shares for its own account, for investment purposes only and not with a view to resale or other distribution thereof, nor with the intention of selling, transferring or otherwise disposing of all or any part of such Securities, or any interest therein, for any particular price, or at any particular time, or upon the happening of any particular event or circumstances, except selling, transferring, or disposing of such Securities made in full compliance with all applicable provisions of the Securities Act of 1933 (the “Securities Act”) and the Securities Exchange Act of 1934 (the “Exchange Act”), and the Rules and Regulations promulgated by the Securities and Exchange Commission thereunder, all as amended; and that such Shares must be held indefinitely unless they are subsequently registered under the Securities Act, or an exemption from such registration is available.

5.4

Accredited Investor.  Buyer is an “accredited investor” as such term is defined in Rule 501 of Regulation D promulgated under the Securities Act.

5.5

Sophisticated Investor.  Buyer has sufficient knowledge and experience of financial and business matters, is able to evaluate the merits and risks of purchasing such Shares and has had substantial experience in previous private and public purchases of securities.

5.6

Familiarity with Dinewise and Access to Documents.  Buyer is fully familiar with the financial condition and prospects of Dinewise, and Buyer acknowledges and agrees that Buyer has been furnished with any materials relating to Dinewise, its business and financial condition which Buyer has requested, and Buyer has been afforded the opportunity to ask questions and receive answers concerning Dinewise, its business and financial condition, and its prospects, which questions have been answered to Buyer’s satisfaction.  Buyer acknowledges that it is voluntarily acquiring the Shares to the Seller and that the consideration therefor as reflected herein is fair.  Buyer further represents that in negotiating for and in arriving at the amount of consideration to be paid for the Shares, Buyer has recognized the possibility that at any time after the date hereof, the business and financial position of Dinewise may substantially decline, which would be to the detriment of Dinewise and its shareholders and that in such event, Buyer understands that it has no claim for any decreased value with respect to the Shares.

5.7

Restricted Securities.  Buyer acknowledges that Buyer shall be responsible for instructing the transfer agent for the Shares to issue a new certificate or certificates in Buyer’s name representing the Shares.  Buyer acknowledges that the existing certificates representing the Shares are marked with a restrictive legend and that the transfer agent for the Shares may require an opinion of counsel for Dinewise that the Shares may be transferred without registration.  Buyer further acknowledges that the transfer agent for the Shares may require Buyer to deliver an investment certification substantially in the form of Exhibit A hereto and that the certificate(s) issued to Buyer shall bear a legend in substantially the following form:

“The shares of stock represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold or otherwise transferred unless a compliance with the registration provisions of such act has been made or unless availability of an exemption from such registration provisions has been established, or unless sold pursuant to Rule 144 under the Securities Act of 1933.”

5.8

No Broker.  Buyer has not retained any broker or finder or other person who would have any valid claim against any of the parties to this Agreement for a commission, brokerage or finder’s fee in connection with this Agreement or the transactions contemplated hereby.

6.

INDEMNIFICATION.

6.1

Indemnification by Seller.  The Seller shall indemnify, defend and hold harmless (i) the Buyer, and (ii) each of the Buyer’s assigns and successors to the Shares, from and against any and all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands, assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements and expenses of attorneys and consultants) of any kind or nature whatsoever, which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of the Seller in this Agreement.

6.2

Indemnification by Buyer.  The Buyer shall indemnify, defend and hold harmless (i) the Seller, and (ii) each of the Seller’s assigns and successors, from and against any and all losses, liabilities, obligations, damages, deficiencies, actions, suits, proceedings, demands,  assessments, orders, judgments, costs and expenses (including the reasonable fees, disbursements  and expenses of attorneys and consultants) of any kind or nature whatsoever, which may be incurred or suffered by any such party and which may arise out of or result from any breach of any representation, warranty, covenant or agreement of the Buyer in this Agreement.

6.3

Survival of Representations and Covenants.  Each representation, warranty, covenant and agreement of the parties contained herein shall survive the execution and delivery of this Agreement and the Closing.

7.

POST-CLOSING COVENANT.

7.1

Further Assurances.  After the Closing, at the request of either party, the other party shall execute, acknowledge and deliver, without further consideration, all such further assignments, conveyances, endorsements, deeds, powers of attorney, consents and other documents and take such other action as may be reasonably requested to consummate the transactions contemplated by this Agreement.

8.

MISCELLANEOUS.

8.1

Binding Effect; Benefits.  This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors and permitted assigns.  Except as otherwise set forth herein, this Agreement may not be assigned by any party hereto without the prior written consent of the other party hereto.  Except as otherwise set forth herein, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

8.2

Notices.  All notices, requests, demands and other communications which are required to be or may be given under this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person, or transmitted by telecopy or telex, or upon receipt after dispatch by certified or registered first class mail, postage prepaid, return receipt requested, or by a nationally recognized overnight courier marked for overnight delivery to the party to whom the same is so given or made, at the following addresses (or such others as shall be provided in writing hereinafter):

(a)

If to Seller, to:

MacKay Shields, LLC

9 West 57th Street

New York, New York 10019

Telephone: (212) 230 -3959

Fax: (212) 758 -3291

(b)

If to the Buyer, to:

Convenient Gourmet Group, LP

c/o Kaye Cooper Fiore Kay & Rosenberg, LLP

30A Vreeland Road, Suite 230

Florham Park, New Jersey 07932

Telephone: (973) 443-0600

Fax: (973) 443-0609

8.3

Entire Agreement.  This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

8.4

Headings.  The section and other headings contained in this Agreement are for reference purposes only and shall not be deemed to be a part of this Agreement or to affect the meaning or interpretation of this Agreement.

8.5

Counterparts.  This Agreement may be executed in any number of counterparts, each of which, when executed, shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

8.6

Governing Law.  This Agreement shall be construed as to both validity and performance and enforced in accordance with and governed by the laws of the State of New York, without giving effect to the conflicts of law principles thereof. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law.  Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision of this Agreement.

8.7

Jurisdiction.  The parties agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement and the transactions contemplated hereby may only be brought in the United States District Court for the Southern District of new York or any New York State court sitting in the Borough of Manhattan in New York City, and each of the parties hereby consents to the jurisdiction of such courts and irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding which is brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court.

8.8

Severability.  If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each term and provision of the Agreement shall be valid and enforced to the fullest extent permitted by law.

8.9

Amendments.  This Agreement may not be modified or changed except by an instrument or instruments in writing executed by the parties hereto.

8.10

Expenses.  Each party hereto will pay its own expenses in connection with the transactions contemplated hereby; provided, that Buyer shall pay Seller’s reasonable legal fees and expenses in connection with the negotiation of this Agreement and the closing of the transactions contemplated hereby.

8.11

Representation by Counsel.  Each of the parties hereto represents, warrants and covenants that it has had ample opportunity to consider entering into this Agreement and has had an opportunity to consult with counsel regarding this Agreement prior to executing the same.  The parties further agree that any rule that provides that an ambiguity within a document will be interpreted against the party drafting such document shall not apply.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

SELLER:

MacKay Shields, LLC, as investment

adviser for certain clients

By:  /s/ Lucille Protas

Name:  Lucille Protas

Title:  Acting Chief Executive Officer

BUYER:

Convenient Gourmet Group, LP

By:  Broad Street Ventures, LLC,

        a General Partner

By: /s/ James H. Brennan, III

Name:  James H. Brennan, III

Title:  Manager